Exhibit 99.2

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
TOLLGRADE ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS
TO SUPPORT PLANS TO EXPAND SERVICE ASSURANCE SOLUTIONS
PITTSBURGH, October 22, 2008 – Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced three senior management appointments coinciding with its third quarter 2008 earnings report which also outlines the Company’s plan to expand its core service assurance solutions for the telecom industry.
Gary W. Bogatay, Jr. has been appointed Chief Financial Officer and Treasurer. Mr. Bogatay joins Tollgrade from BANKS.com, Inc. (formerly InterSearch Group, Inc), where he was Chief Financial Officer, Secretary and Treasurer.  He joined BANKS.com in 2004, where he was a key member of the team that took the company public in 2005 and he completed multiple company acquisitions and integrations during his tenure.  Prior to BANKS.com, he was Vice President of Finance for The Pennsylvania Culinary Institute, Controller for Symphoni Interactive, a subsidiary of iGate Corporation, Assistant Controller for Guardian Protection Services and Senior Accountant for Deloitte & Touche.  He is a Certified Public Accountant and graduated from The Pennsylvania State University with a Bachelor of Science in Accounting.  He succeeds Samuel Knoch who is leaving Tollgrade to pursue other interests.
David L. Blakeney has been named Vice President, Research and Development after serving Tollgrade as a consultant in the same capacity during the past six months. He has more than 25 years of experience in developing software and hardware products. Most recently, Blakeney was Vice President, Engineering for Altrix Logic, a semiconductor start up company. Previously, he was Vice President of Engineering for the Data Networks Division of Ericsson, Inc., formerly Marconi Communications. He joined Marconi’s predecessor company, Fore Systems in 1995, and prior to that held management positions at 3Com and Texas Instruments. He holds a Bachelor of Science in Electrical Engineering degree from the University of Illinois and participated in the Masters Electrical Engineering program at Rice University.
Kenneth J. Shebek has been named Vice President, Operations and will be responsible for company operations and processes related to manufacturing, quality, supply chain and IT functions.   Mr. Shebek joins Tollgrade from Ericsson, Inc., where he was Vice President of Supply & Logistics.  Previously, he worked for Marconi as Vice President of Supply Chain, and earlier as its Vice President of North American Operations.  He joined Fore Systems in 1994, and prior to that held management positions with IBM.  He holds a Bachelor of Science in Mechanical Engineering degree from The Pennsylvania State University.  He succeeds Matthew Rosgone who is leaving Tollgrade to pursue other interests.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024 / 412-820-1400 / 800-878-3399 / Fax: 412-820-1530
Telco Support: 800-777-5405 / Cable Support (TAC): 941-373-6850 or 888-486-3510
www.tollgrade.com

“These key leadership appointments will strengthen our management capabilities and expertise as we pursue a refocused strategy,” said Joseph Ferrara, Tollgrade’s President and CEO. “The collective technology experience of these individuals, along with other members of our management team and our employees around the world, is an important ingredient in creating a path for growth in our core test and measurement markets where Tollgrade has an excellent reputation and significant embedded customer base,” added Ferrara.
 About Tollgrade
Tollgrade Communications, Inc. is a leading provider of service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top telecom and cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com
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